KEYSTONE CONSOLIDATED INDUSTRIES, INC.

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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                       CONTACT:

Keystone Consolidated Industries, Inc.      Bert E. Downing, Jr.
5430 LBJ Freeway, Suite 1740                Vice President and Chief Financial
Dallas, Texas  75240-2697                   Officer
(972) 458-0028                              (972) 458-0028



                  KEYSTONE REPORTS SECOND QUARTER 2006 RESULTS

     DALLAS, TEXAS . . . August 8, 2006 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $13.0 million, or $1.30 per diluted share, in the second quarter of 2006 as compared to a net loss of $3.7 million, or $.36 per diluted share, in the second quarter of 2005. The increase in earnings was due primarily to the net effects of increased shipment volumes, lower costs for ferrous scrap, postretirement benefits and reorganization costs as well as a significantly higher defined benefit pension credit, all partially offset by lower per-ton selling prices and an increased provision for income taxes. The Company's defined benefit pension credit for the second quarter of 2006 was $12.2 million ($9.5 million or $.95 per diluted share, net of income taxes) compared to $3.2 million, or $.32 per diluted share, in the second quarter of 2005. The increase in the pension credit in 2006 is due primarily to increases in assets of the Company's defined benefit pension plan. Additionally, Keystone was operating under Chapter 11 protection during the second quarter of 2005. Keystone emerged from its Chapter 11 proceedings on August 31, 2005.

     The Company's consolidated sales volume and per-ton selling prices for the second quarter of 2005 and 2006 were as follows:

                                                          Sales Volume                 Selling Prices
                                                       ------------------            ------------------
                                                       Three months ended            Three months ended
                                                            June 30,                      June 30,
                                                          ------------                  -------------
                                                        2005         2006            2005          2006
                                                        ----         ----            ----          ----
                                                           (000 tons)                    (Per ton)
                                                           ----------                    ---------

  Fabricated wire products                                28           33           $1,111       $1,050
  Welded wire reinforcement                               20           21              894           845
  Nails                                                    3            6              811           710
  Industrial wire                                         15           21              758           707
  Coiled rebar                                             -           (1)               -           548
  Wire rod                                                45          103              543           490
  Billets                                                  3           17              355           378
                                                         ---          ---
    All products                                         114          201              773           638
                                                         ===          ===

(1) - Less than 1,000 tons

     The higher shipment volume during 2006 was due to increased market demand, competitor production problems as well as an abnormally low shipment volume during 2005, which Keystone believes was due in part to its customers' concerns about the Company's financial stability while operating under Chapter 11 protection. The lower per-ton selling prices during 2006 were due primarily to significantly lower ferrous scrap costs, as Keystone's selling prices are influenced in part by the market cost of ferrous scrap.

     During the second quarter of 2006 and 2005, the Company recorded a non-cash defined benefit pension credit of $12.2 million and $3.2 million, respectively. The increased pension credit in 2006 was a result of a $277 million increase in plan assets from the end of 2004 to the end of 2005. Keystone currently expects to record a non-cash defined benefit pension credit of approximately $50 million during 2006.

     As a result of an agreement with certain of the Company's retirees entered into in connection with Keystone's emergence from Chapter 11, the Company's postretirement benefit expense subsequent to its emergence from Chapter 11 has been substantially reduced. During the second quarter of 2006, the Company recorded a postretirement benefit credit of approximately $2.1 million as compared to a $4.4 million postretirement benefit expense recorded in the second quarter of 2005.

     The Company's provisions for income taxes were not significant during 2005 and prior to the second quarter of 2006. Due to Keystone's profitability during the first six months of 2006 and due to expectations of continued profitability, the Company had reversed its deferred income tax asset valuation allowance by the end of June 2006 and Keystone's effective income tax rate during the second quarter of 2006 is significantly higher than during 2005.

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical in nature are forward-looking and are not statements of fact. Forward-looking statements represent the Company's beliefs and assumptions based on currently available information. In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause Keystone's actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company's filings with the SEC including, but not limited to, the following:

     o    Future   supply  and  demand  for   Keystone's   products   (including
          cyclicality thereof),
     o    Customer inventory levels,

     o Changes in raw material and other operating costs (such as ferrous scrap and energy)
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    The possibility of labor disruptions,
     o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
     o    Government regulations and possible changes therein,
     o Significant increases in the cost of providing medical coverage to employees and retirees,
     o    The ultimate resolution of pending litigation,
     o International trade policies of the United States and certain foreign countries,
     o    Operating  interruptions   (including,   but  not  limited  to,  labor
          disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
     o    The Company's ability to renew or refinance credit facilities,
     o    Any possible future litigation, and
     o Other risks and uncertainties as discussed in the Company's filings with the SEC.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The Company is a leading manufacturer and distributor of fabricated wire products, welded wire reinforcement, nails, industrial wire, coiled rebar and wire rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets. Keystone's common stock is traded on the OTC Bulletin Board (Symbol: KYCN).




                               * * * * * * * * * *

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                          Three months ended              Six months ended
                                                               June 30,                       June 30,
                                                        -----------------------         --------------------
                                                        2005               2006         2005            2006
                                                        ----               ----         ----            ----
                                                             (unaudited)                     (unaudited)

 Net sales                                           $  88,992        $ 129,095       $ 178,529      $   248,210
 Cost of goods sold                                     87,034          119,808         171,516          223,897
                                                     ---------        ---------       ---------      -----------

   Gross margin                                          1,958            9,287           7,013           24,313
                                                     ---------        ---------       ---------      -----------

 Selling expense                                         1,582            1,672           3,017            3,448
 General and administrative
  expense                                                2,706            2,869           5,410            5,598
 Defined benefit pension credit                         (3,224)         (12,165)         (6,449)         (24,326)
                                                     ---------        ---------       ---------      -----------

       Total operating costs                             1,064           (7,624)          1,978          (15,280)
                                                     ---------        ---------       ---------      -----------

 Operating income                                          894           16,911           5,035           39,593
                                                     ---------        ---------       ---------      -----------

 Nonoperating income (expense):
   Corporate income (expense)                             (895)             996          (2,191)           1,482
   Interest expense                                       (919)          (1,337)         (1,776)          (2,539)
   Interest income                                          47               90              82               92
   Other income, net                                        16              267             104              267
                                                     ---------        ---------       ---------      -----------

       Total nonoperating income
        (expense)                                       (1,751)              16          (3,781)            (698)
                                                     ---------        ---------       ---------      -----------

   Income (loss) before
    income taxes and
    reorganization costs                                  (857)          16,927           1,254           38,895

 Reorganization costs                                    2,687              186           5,981              336
                                                     ---------        ---------       ---------      -----------

   Income (loss) before income
    taxes                                               (3,544)          16,741          (4,727)          38,559

 Provision for income taxes                                115            3,711             208            3,800
                                                     ---------        ---------       ---------      -----------

   Net income (loss)                                $   (3,659)       $  13,030      $   (4,935)     $    34,759
                                                    ==========        =========      ==========      ===========

 Basic and diluted income (loss)
  per share                                         $    (0.36)       $    1.30      $     (.49)     $      3.48
                                                    ==========        =========      ==========      ===========

 Basic and diluted shares
  outstanding                                           10,068           10,000          10,068           10,000
                                                    ==========        =========      ==========      ===========
